Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT is made and entered into to be effective as of the 9th day of August, 2004, by and between Herbert J Zarkin of One Mercer Road, Natick, Massachusetts 02649 (“Executive”) and BJ’s Wholesale Club, Inc., a Delaware corporation, the principal office of which is in Natick, Massachusetts (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated July 28, 1997, and amended as of September 14, 2000 (the “Existing Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend certain provisions of the Existing Employment Agreement hereby;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby amend and modify the Existing Employment Agreement as follows:

A.	Section 1 of the Existing Employment Agreement shall be deleted in its entirety and replaced with the following:

“1.

EFFECTIVE DATE; TERM OF AGREEMENT. This Agreement originally became effective as of July 28, 1997. The first amendment of this agreement became effective as of September 14, 2000 and the second amendment of this agreement became effective as of August 9, 2004. Except where the context may otherwise require, references to this “Agreement” shall be deemed to include the amendments to this Agreement from and after their effective date. This Agreement shall supercede any other employment agreement between the Executive and the Company, including its predecessors, other than the Change of Control Severance

Agreement between the Executive and the Company, dated as of February 4, 1999 (“Change of Control Agreement”). Executive’s employment with the Company shall continue on the terms provided herein until the date of the Company’s 2007 Annual Meeting of Stockholders, at which time this Agreement and Executive’s employment by the Company shall terminate, subject to earlier termination as provided herein (such period of employment hereinafter referred to as “Employment Period”) and further subject to the survival of those provisions of this Agreement that by their terms have continuing effect.”

B.	Section 2(b) of the Existing Employment Agreement shall be deleted in its entirety and replaced with the following:

“(b) Extent of Services. Executive shall devote all of the time he spends working and his attention and his best efforts to the performance of his duties and responsibilities under this Agreement to the Company. Nothing in this Section 2(b) shall prohibit the Executive from (i) serving in any capacity with charitable or not-for-profit enterprises or trade or professional organizations; (ii) making any passive investments where Executive is not obligated or required to, and shall not in fact, devote any managerial efforts; or (iii) subject to the prior approval of the independent directors of the Board and limitations set forth in the Company’s Corporate Governance Principals, holding directorships in other public companies.”

C.	Section 3(a) of the Existing Employment Agreement shall be amended by replacing the first phrase thereof with the following:

“Executive shall be paid a base salary at the rate of $525,000 per year (the “Base Salary”);”

D.	Section 5(a) of the Existing Employment Agreement shall be deleted in its entirety and replaced with the following:

“(a) Certain Terminations for Death, Disability or Incapacity; Termination by Company without Cause. If the Employment Period shall be terminated prior to the date of the Company’s 2007 Annual Meeting of Stockholders (i) by reason of Death, Disability or Incapacity of Executive, or (ii) by termination by the Company for any reason other than Cause, then all compensation and benefits for Executive shall be as follows:”

E.	Section 5(a)(iv) of the Existing Employment Agreement shall be deleted in its entirety and replaced with the following:

“(iv) Executive shall also be entitled to the benefits with respect to any Stock Options or other Stock-based award held by Executive on his termination of employment as provided under the terms of any agreements or other instruments of grant related thereto or any applicable Company equity incentive plan including, without limitation, the benefit of continued vesting following such termination of employment; provided that for options granted prior to August 9, 2004, if any such option does not expire by its terms (or the terms of the option plan under which it was issued) by the first anniversary of the Company’s 2007 Annual Meeting of Stockholders, then such options shall be exercisable until and terminate on such first anniversary, but in no event later than the third anniversary of the termination of his employment.”

F.	Section 5(b) of the Existing Employment Agreement shall be amended by replacing the first phrase thereof with the following:

“If prior to the date of the Company’s 2007 Annual Meeting of Stockholders,”

G.	Section 5 of the Existing Employment Agreement is amended to add the following the new subsection 5(d):

“5(d) Termination Upon Expiration of the Employment Period. In the event the Executive’s employment ceases on the date of the Company’s 2007 Annual Meeting of Stockholders as contemplated by Section 1 of this Agreement, all compensation and benefits otherwise payable to him pursuant to this Agreement shall cease, other than (x) such amounts as Executive shall have deferred (but not received) under the Company’s General Deferred Compensation Plan in accordance with the provisions of that Plan, and (y) any benefits to which the Executive may be entitled under other Company plans to the extent, if any, such plans provide benefits following such termination of employment.”

H.	Section 12 of the Existing Employment Agreement shall be amended by replacing the first phrase thereof with the following:

“This Agreement, including Exhibit A, supercedes”

The Existing Employment Agreement, as modified and amended by this Second Amendment to Employment Agreement, sets forth the understanding of the parties with respect to the subject matter hereof and all other terms and conditions of the Existing Employment Agreement not modified or amended hereby shall remain and are in full force and effect.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Employment Agreement to be effective as of the date first above written.

EXECUTIVE:

/s/ Susan Zarkin	/s/ Herbert J Zarkin
Witness	Herbert J Zarkin

BJ’S WHOLESALE CLUB, INC.

/s/ Kellye L. Walker	By:	/s/ Michael T. Wedge
Attest		Michael T. Wedge, President and Chief Executive Officer